As filed with the Securities and Exchange Commission on May 8, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

(Address of Principal Executive Offices and Zip Code)

United Rentals, Inc.

2019 Long Term Incentive Plan

(Full title of the plan)

Joli L. Gross

Senior Vice President, General Counsel and Corporate Secretary

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

(203) 622-3131

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	2,550,000	$136.50	$348,075,000	$42,186.69

(1)

Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time become issuable in accordance with the adjustment provisions of the United Rentals, Inc. 2019 Long Term Incentive Plan (the “2019 Plan”).

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on May 6, 2019, which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

United Rentals, Inc. (“United Rentals” or the “Registrant”), has filed this Registration Statement to register the offer and sale of 2,550,000 shares of United Rentals’ Common Stock, par value $0.01 per share (the “Shares”), pursuant to the United Rentals, Inc. 2019 Long Term Incentive Plan (the “2019 Plan”), which was approved by shareholders at the Registrant’s annual meeting on May 8, 2019.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Securities and Exchange Commission (the “Commission”):

1.

Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-166743) filed and effective on May 11, 2010, pursuant to which United Rentals registered the offer and sale of 2,649,742 shares of Common Stock pursuant to the United Rentals, Inc. 2010 Long Term Incentive Plan;

2.

Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-182008) filed and effective on June 8, 2012, pursuant to which United Rentals registered the offer and sale of 3,100,000 shares of Common Stock pursuant to the United Rentals, Inc. Amended and Restated 2010 Long Term Incentive Plan;

3.

Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-195773) filed and effective on May 7, 2014, pursuant to which United Rentals registered the offer and sale of 5,000,000 shares of Common Stock pursuant to the United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan,

deregistering 752,680 shares of Common Stock registered but not yet sold thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8. The Registrant will deliver the documents containing the information specified in Part I to the participants in the Plan, as required by Rule 428(b)(1). The Registrant is not filing these documents with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by United Rentals are hereby incorporated by reference herein:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on January 23, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on April 17, 2019;

•	Current Reports on Form 8-K and Form 8-K/A filed on January 8, 2019, February 15, 2019, March 15, 2019 and April 23, 2019;

•

The description of United Rentals’ capital stock contained in the Registration Statement on Form S-3ASR filed on January 25, 2018, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

All documents filed by United Rentals pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered thereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing of such reports.

Any statements contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Craig Pintoff, Executive Vice President, Chief Administrative & Legal Officer of the Registrant. As of May 7, 2019, Mr. Pintoff owned 7,318 shares of the Registrant’s Common Stock and held 5,815 restricted stock units to be settled in the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of United Rentals eliminates and limits such personal liability of its directors under such terms. Further, the certificates of incorporation of United Rentals provides that, if the DGCL is subsequently amended to permit further elimination or limitation of the personal liability of directors, the liability of a director of United Rentals will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Fourth Restated Certificate of Incorporation of United Rentals, Inc., dated June 1, 2017 (incorporated by reference to Exhibit 3.2 of the United Rentals, Inc. and United Rentals (North America), Inc. Current Report on Form 8-K filed on June 2, 2017).

4.2	Amended and Restated By-laws of United Rentals, Inc., amended as of May 4, 2017 (incorporated by reference to Exhibit 3.4 of the United Rentals, Inc. and United Rentals (North America), Inc. Current Report on Form 8-K filed on May 4, 2017).

5.1	Opinion of Craig Pintoff.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Craig Pintoff (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	United Rentals, Inc. 2019 Long Term Incentive Plan.(1)

(1)	Previously filed with the Commission as Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 26, 2019 and incorporated herein by this reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 8th day of May, 2019.

UNITED RENTALS, INC.

By:	/s/ Joli L. Gross
	Name:	Joli L. Gross
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Joli L. Gross and Jessica T. Graziano as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 8th day of May, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Michael J. Kneeland Michael J. Kneeland	Chairman and Director

/s/ José B. Alvarez José B. Alvarez	Director

/s/ Marc A. Bruno Marc A. Bruno	Director

/s/ Bobby J. Griffin Bobby J. Griffin	Director

/s/ Kim Harris Jones Kim Harris Jones	Director

/s/ Terri L. Kelly Terri L. Kelly	Director

/s/ Gracia Martore Gracia Martore	Director

Signature	Title

/s/ Jason D. Papastavrou Jason D. Papastavrou	Director

/s/ Filippo Passerini Filippo Passerini	Director

/s/ Donald C. Roof Donald C. Roof	Director

/s/ Shiv Singh Shiv Singh	Director

/s/ Matthew J. Flannery Matthew J. Flannery	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Jessica T. Graziano Jessica T. Graziano	Chief Financial Officer (Principal Financial Officer)

/s/ Andrew B. Limoges Andrew B. Limoges	Vice President – Controller (Principal Accounting Officer)